UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2014

Commission File Number: 000-50502

PREMIER ALLIANCE GROUP, INC
(Exact Name of registrant as Specified in Its Charter)

Delaware	20-0443575
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
4521 Sharon Road
Suite 300
Charlotte, North Carolina 28211
(Address of principal executive offices)

(704) 521-8077
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 1, 2014, the Board of Directors of Premier Alliance Group, Inc. (the “Company”) elected Kent F Anson, 54, to serve as a director for the Company and provide management representation on the board.  Mr. Anson was named as CEO of Premier Alliance Group on January 20, 2014.

Mr. Anson has held senior level management positions at General Electric from 1984 to 1999 including Product Line Manager, Branch Manager, Global Engineering & Construction Market Manager, and M&A/BD Manager.  At Honeywell International, Inc., from 2002 thru 2013,  Mr. Anson held roles including director, large & complex projects, vice president of higher education and vice president of global energy at Honeywell Building Solutions.  Mr. Anson has had Profit and Loss responsibility for leading business units  ranging in size from $10 to $600 million in annual sales. Mr. Anson has hands on experience in sales, product development, engineering services,  complex financing solutions, and mergers & acquisitions.  Mr. Anson received a BS degree from the University of South Carolina and an MBA from the University of Bridgeport.

The Board has determined that Mr. Anson does not meet the SEC’s qualifications to be an “independent director.”

There is no arrangement or understanding between Mr. Anson and any other persons pursuant to which Mr. Anson was selected as a director, and there are no related party transactions involving Mr. Anson that are reportable under Item 404(a) of Regulation S-K.

Effective April 1, 2014, Mark Elliott, resigned as a director for the Company.  Mr. Elliott was the past CEO and is the current COO of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

PREMIER ALLIANCE GROUP, INC.
(Registrant)
DATE: April 2, 2014	By:	/s/ Ken Smith
Ken Smith
CFO